EXHIBIT 3.18

ARTICLES OF ORGANIZATION

OF

                                 L.L.C.

Under Section [     ]of the

Limited Liability Company Law

These Articles of Organization for                                  L.L.C. are being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the [     ] Limited Liability Company Law §[              ].

1.                                       The name of the limited liability company formed hereby is                            L.L.C. (the “Company”).

2.                                       The office of the Company will be located in [              ] County.

3.                                       The Secretary of State is designated as agent of the Company upon whom service of process against the Company may be served.  Copies of any such service of process may be mailed to the Company at c/o K. Hovnanian Enterprises, Inc., 10 Highway 35, Red Bank, New Jersey, 07701.

4.                                       The Company shall be managed by one or more members as set forth in the Company’s Limited Liability Company Operating Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Articles of Organization of                            L.L.C. this               day of                           ,        .

By:
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